Exhibit 10.15

BRIO FINANCIAL GROUP
220 DAVIDSON AVE SUITE 305
SOMERSET, NEW JERSEY 08873

March 1, 2012

The Board of Directors of:
Stratex Oil & Gas
Steve Funk
30 Echo Lake Road
Watertown, CT 06795

In order to document the understanding between us as to the scope of the work that Brio Financial Group will perform for the period March 1, 2012 through December 31, 2012, as well as certain other matters, we are entering into this Agreement with Stratex Oil & Gas (“you” or the “Company”). To avoid any misunderstandings, this Agreement defines the services we will perform for you, as well as your responsibilities.

SCOPE OF WORK

Initial Service:

• We will assist you with preparing your annual financial statements, including the accompanying notes, in accordance with Generally Accepted Accounting Principles (GAAP) as applied by the Company. We will coordinate this effort with Company personnel and the Company’s independent auditor. Our engagement does not include any audit or review services in relation to the Company’s financial statements.

• We will assist you in the accounting of complex financial instruments and other complex accounting transactions, such as the valuation, recognition, reporting and disclosure of all equity transactions and complex financial instruments. We will prepare and document our analysis so that you can provide the analysis to your independent auditors.

Recurring Services:

• We will assist you with preparing your quarterly and annual financial statements, including the accompanying notes, in accordance with Generally Accepted Accounting Principles (GAAP) as applied by the Company. We will coordinate this effort with Company personnel and the Company’s independent auditor. Our engagement does not include any audit or review services in relation to the Company’s financial statements.

• Each quarter during our engagement, prior to the commencement of our work for the period, the Company is responsible for entering all normal operating transactions into its accounting system for itself and each subsidiary. These transactions will include but not be limited to: cash receipts, cash disbursements, revenues, expenses, accruals and equity transactions. The Company is also responsible for reconciling all bank and credit card accounts.

• We will review your general ledger trial balance on a quarterly basis and, if we become aware of any adjustments that may be appropriate, we will itemize these adjustments, provide supporting documentation and present the adjustments for management approval.  We will maintain an internal stock ledger and internal stock purchase warrants and stock option ledgers, utilized for accounting valuation and disclosure purposes.

• We will assist you in the accounting of complex financial instruments and other complex accounting transactions, such as the valuation, recognition, reporting and disclosure of all equity transactions and complex financial instruments. We will prepare and document our analysis so that you can provide the analysis to your independent auditors.

• We will assist in the preparation of the Management Discussion and Analysis of Financial Condition and Results of Operations (MD&A) portion of any quarterly and annual reports of the Company. You further acknowledge that we do not render legal advice.

• At your request we will be available for conference calls with management and your Board of Directors or the Audit Committee of your Board of Directors. We will prepare a board package containing supplemental financial information and key performance indicators for each meeting of the Board of Directors.

• You acknowledge that it is the responsibility of the Company to make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, and that our responsibility is limited to assisting you with the preparation of GAAP financial statements using management’s books, records, and accounts.

• We will assist the Company’s legal counsel in SEC compliance, this includes the assistance in drafting of Form 8K’s and other compliance filings.

• We will assist the Company’s controller in evaluating the company’s internal controls over financial reporting.  We will assist the Company’s controller in the design and implementation of internal controls not yet to be established as of the date of this agreement.

The services to be furnished to the Company are not designed to guarantee the accuracy of the financial statements and cannot be relied upon to detect fraud or errors, should any exist.  However, should any fraud or errors come to our attention; we will report them to you, except for any errors which are clearly inconsequential. In addition, during the course of our engagement, financial statement misstatements may be identified, either through our work or through communication by your employees to us, and we will bring these misstatements to your attention. The Company is solely responsible for any misstatements, as well as any corrective adjustments, although we may propose adjustments.

The financial statements will be based on information that is the representation of management. We expect management to furnish us with all information necessary in order to make the financial statements not misleading. The financial statements will not be accompanied by a report from us. Based on our discussions with you, our services will be for management’s use only, and the Company’s financial statements will be reviewed or audited by a third party independent auditor prior to any distribution or use outside of the Company.

You agree that all books, records, accounts, documentation, and information we request in connection with our work will be made available to us (including those pertaining to related parties), and that all material information will be disclosed to us and that we will have full cooperation of your personnel.

Notwithstanding any provision of this Agreement to the contrary, we will not be responsible for detecting errors or evidence of fraud or illegal acts that may exist in your books, records, accounts, or operations (provided, however, that we will inform the appropriate level of management of any evidence of fraud or possible illegal acts or errors that come to the attention of us, except for any errors which are clearly inconsequential). We will have no responsibility to identify or communicate significant deficiencies or material weaknesses in the Company’s internal control over financial reporting as part of its engagement under this Agreement.

E-mail Communication
In connection with this engagement, we may communicate with you or others via e-mail transmission. As e-mails can be intercepted and read, disclosed, or otherwise used or communicated by an unintended third party, or may not be delivered to each of the parties to whom they are directed and only to such parties, we cannot guarantee or warrant that emails from us will be properly delivered and read only by the addressee. Therefore, we specifically disclaim any liability or responsibility whatsoever for interception or unintentional disclosure or communication of e-mail transmissions, or for the unauthorized use or failed delivery of e-mails transmitted by us in connection with the performance of this engagement. In that regard, you agree that we shall have no liability for any loss or damage to any person or entity resulting from the use of e-mail transmissions, including any consequential, incidental, direct, indirect, or special damages, such as loss of revenues or anticipated profits, or disclosure or communication of confidential or proprietary information.

Compelled Disclosure
In the event that we or any of its affiliates, or any of its or their members, managers, partners, directors, officers and employees are requested or become legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any information regarding the Company or the services provided hereunder, the Company (to the extent permitted) will be provided with prompt written notice thereof, so that the Company may seek a protective order or other appropriate remedy at its own option and expense. The Company shall reimburse us for all costs and expenses, including attorneys’ fees, which we and its affiliates, and its and their members, managers, partners, directors, officers and employees incur in connection with such requested or compelled disclosure, whether or not any such protective order or other remedy is sought or obtained.

Indemnification
The Company shall defend, indemnify, and hold us and its affiliates, and its and their members, managers, partners, directors, officers and employees, harmless from and against all claims asserted by a third party (or parties) and related damages, losses, or expenses, including, but not limited, to attorneys’ fees arising out of or resulting from any and all acts or omissions of the Company or its affiliates, including, but not limited to acts or omissions in the maintenance of the Company’s books, records, and accounts, in the preparation or use of the Company’s financial statements, in the timely filing of reports, statements, and other documents with the U.S. Securities and Exchange Commission, and in the design and maintenance of disclosure controls and procedures and internal control over financial reporting.

Limitation on Liability
Our maximum liability hereunder for any reason shall be limited to the aggregate amount of the fees paid by the Company to us for the twelve months immediately preceding the date of the applicable claim, except to the extent that it is finally determined that the Company has incurred actual direct damages that have resulted from the gross negligence or willful misconduct of us, in which case our maximum liability hereunder shall be limited to such actual direct damages. UNDER NO CIRCUMSTANCES SHALL WE BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL LOSS OR DAMAGE RELATING TO THIS AGREEMENT. This limitation on liability provision shall apply to the fullest extent of the law, whether any claims are based in contract, statute, tort, or otherwise.

Waiver
The failure of any party to this Agreement at any time to require the performance of any provision of this Agreement shall in no manner affect the right to enforce the same, and no waiver by any party to this Agreement of any provision of this Agreement (whether by conduct or otherwise) shall be deemed or construed as a further or continuing waiver of such provision or any other provision of this Agreement.

Third-Party Rights
No provision of this Agreement shall in any way inure to the benefit of any third person (including the public at large) so as to make any such person a third-party beneficiary of this Agreement or of any one or more of the terms hereof, or otherwise give rise to any cause of action in any person not a party hereto.

Severability
If any provision of this Agreement, as applied to any party or to any circumstances, shall be found by a court of competent jurisdiction to be void, invalid, or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstances, or the validity or enforceability of this Agreement.

Entire Agreement
This Agreement contains the entire understanding of the parties hereto relating to the subject matter of this Agreement and supersedes all prior and collateral agreements, understandings, statements, and negotiations of the parties.

Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to any laws that might otherwise govern under applicable principles of conflicts of laws.

Pricing
We will perform the Initial Services for a rate between $______ and $_____. We will perform the recurring services at a fixed monthly rate of $________, billed on the first of every month. The Company will also be billed for travel and other out-of-pocket costs, such as report production, postage, etc. We request a retainer in the amount of $_______ which will be applied to the initial services portion of this Agreement. If the Company determines that additional work is needed from Brio Financial Group, an additional pricing agreement will be agreed upon and issued prior to the commencement of the work.

In addition, the Company agrees to pay Brio Financial Group ________ shares of restricted common stock at the close of each financial quarter.

The above retainer is all inclusive of the services set forth above except for the assistance in evaluating, establishing and maintaining internal controls.  For these such services, the Company will be billed at an hourly rate of $______/hour for Partner Time and $____/hour for Non Partner Time.  These bills will be rendered monthly.

Additional work not expressly provided for in this Agreement, such as work for registration statements, due diligence reviews for potential acquisitions, current reports on Form 8-K, analysis for additional debt and equity raises, and additional travel for attendance in person at Board of Director or other meetings are not included in the above estimate. Services such as these will be billed at our standard hourly rates unless an additional engagement letter and pricing scheme is in place. Please note that if there is a significant change in the company’s business or number of transaction, the fixed monthly rate will need to be re-negotiated and a new agreement will need to be put into place prior to additional work being performed by Brio Financial Group.

In accordance with our usual procedures, we will present invoices on a monthly basis with payments due upon receipt. We reserve the right to suspend services whenever an invoice remains unpaid for more than 45 days.

Dispute Resolution
If any dispute arises among the parties, they agree to try first in good faith to settle the dispute by mediation administered by the American Arbitration Association (AAA) under its Commercial Mediation Rules. All unresolved disputes shall then be decided by final and binding arbitration in accordance with the Commercial Arbitration Rules of the AAA. Fees charged by any mediators, arbitrators, or the AAA shall be shared equally by all parties. In agreeing to arbitration, we both acknowledge that in the event of a dispute over fees, each of us is giving up the right to have the dispute decided in a court of law before a judge or jury and instead we are accepting the use of arbitration for resolution.

Term
This Agreement will commence on the date hereof and will continue in effect until the first anniversary of the date hereof. It is understood that either party may terminate this Agreement at any time, for any reason, within 10 days of written notice to the other party. It is understood that any unpaid services that are outstanding at the date of termination are to be paid in full within 10 days from the date of termination.

We would like to take this opportunity to express our appreciation for the opportunity to offer our services to your organization.

Very truly yours,
Brio Financial Group

Acceptance:
This letter correctly sets forth the understanding of Stratex Oil & Gas and the execution of this engagement letter simultaneously terminates all previously executed engagement letters.

___________________________________
Steven Funk
Chief Executive Officer

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Date